Exhibit 10.97

$619,883.46

Las Vegas, Nevada

January 10, 2022

PROMISSORY NOTE

FOR VALUE RECEIVED, the undersigned, APPLIANCESMART, INC. ("Maker"),

whose address is 6080 E. Main St, Columbus, Ohio, 43212, promises to pay to the order of LIVE VENTURES INCORPORATED ("Holder"), whose address is 325 E. Warm Springs Road, Suite 102, Las Vegas, Nevada, 89119, or at such other place as Holder may designate from time to time in writing, the sum of Six Hundred Nineteen Thousand Eight Hundred Eighty-Three Dollars and Forty Six Cents ($619,883.46), together with interest on the unpaid principal balance under this promissory note (the "Note") at the rates set forth below from the date of this Note until paid, according to the terms and conditions that are set forth in this Note.

1.
Payments. Maker shall pay Holder the entire principal balance outstanding and accrued interest thereon within sixty (60) months of the date of this Note, no later than January 31 2027 (“Maturity Date”). Further, Holder may accelerate the entire unpaid balance of this Note upon the occurrence of an event of default as described in section 5 below.

2.
Interest. Interest shall accrue on the unpaid principal balance of this Note at the rate of five percent (5%) per annum.

3.
Prepayments. Maker may pay the outstanding principal balance of this Note at any time, in whole or in part, without premium or penalty.

4.
Application of Payments. All payments and prepayments that are made under this Note shall be applied first toward the payment and satisfaction of any costs of enforcement incurred by Holder in connection with this Note, second to accrued but unpaid interest, and third toward reduction of the principal balance.

5.
Default. Maker shall be in default under this Note if Maker fails to make payment under this Note in full by the Maturity Date and the breach is not cured within fifteen (15) days after Holder notifies Maker of the breach. Upon the occurrence of a default: (i) the entire unpaid principal amount of this Note shall be immediately due and payable; (ii) from the date of default until the default is cured, the interest rate that accrues on the unpaid principal balance of this Note shall increase by two and a half percent (2.5%) per annum above the interest rate contained in section 2 of this Note; and (c) Maker shall pay all costs and expenses that are incurred by Holder (including, but not limited to, a reasonable attorney's fee) to collect past due amounts, whether the costs and expenses are incurred with or without suit, before or after judgment, on appeal or in any bankruptcy or insolvency proceeding.

6.
Waiver. Maker: (a) waives any homestead or similar exemption; and (b) agrees that Holder may, without impairing any future right to insist on strict and timely compliance with the terms of this Note, grant any number of extensions of time for the scheduled payments of any amounts due, and may make any other accommodation with respect to the indebtedness evidenced by this Note. No delay or omission on the part of Holder in exercising any right hereunder shall operate as a waiver of such right or any other rights under this Note. A waiver on any one occasion shall not be construed as a bar to, or waiver of, any such right and remedy or either of them, on any future occasion. TO THE FULLEST EXTENT PERMITTED BY LAW, MAKER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS: (A) UNDER THIS NOTE OR ANY OTHER LOAN DOCUMENT OR (B) ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH THIS NOTE OR ANY OTHER LOAN DOCUMENT, AND MAKER AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A JUDGE AND NOT BEFORE A JURY.

7.
Liability of Parties under Note. Maker and any other makers, sureties, guarantors and indorsers hereof (and each party comprising one of the foregoing): (a) waive presentment for payment, protest, demand and notice of dishonor and nonpayment of this Note and all other requirements necessary to hold them liable under this Note; (b) consent to any and all extensions of time, renewals, waivers or modifications that may be granted by Holder, on one or more occasions, with respect to the payment or other provisions of this Note; (c) shall be jointly and severally liable for all obligations of Maker under this Note; and (d) shall be obligated as makers and not merely as accommodation parties or guarantors.

8.
Interpretation. The provisions of this Note: (a) shall be interpreted and governed in accordance with the local laws of the State of Nevada; and (b) shall be deemed to be independent and severable. The invalidity or partial invalidity of any one provision or portion of this Note shall not affect the validity or enforceability of any other provision of this Note. Time is the essence of this Note.

Maker:

Name: Kent Randall
Its: In-House Counsel

Promissory Note	2	Live Ventures/Appliance Smart